Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports First Quarter 2023 Financial Results
ALEXANDRIA, Louisiana, April 28, 2023 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the first quarter of 2023.
Net income for the first quarter of 2023 was $9.6 million, or $1.33 per diluted common share (“EPS”), a decrease of $593,000, or 5.8%, compared to $10.2 million, or $1.42 EPS, for the fourth quarter of 2022. For the first quarter of 2023, the quarterly return on assets was 1.28%, and the quarterly return on equity was 14.33%.
Note from Blake Chatelain, President and Chief Executive Officer
“The first quarter of 2023 was one of steady, consistent performance by our Company. I am pleased to report that the first quarter financial results included higher capital ratios, a solid liquidity position with no borrowings, and good profitability. As expected with the changing interest rate environment, we had some changes to our deposit portfolio, higher deposit costs, and net interest margin compression. Overall, we are pleased with the first quarter of 2023 financial results.
“The failure of several banks and the uncertainty in the banking industry dominated the news during the first quarter. In response to that situation, we promptly provided details about the unique nature of those banks to our employees and customers, answered our customers’ banking questions, and engaged with our communities. Situations like this remind us of the importance of maintaining capital and liquidity levels, having diversification in customer portfolios, and the benefits of providing consistent, disciplined banking services during good and bad times. Since we opened, we have maintained prudent, steady underwriting standards and granular, diversified loan and deposit portfolios.
“Most financial companies have been impacted by the low interest rate environment in effect since 2008 and most recently, the rapid increase in interest rates. Over the past 12 months, many banks, including Red River Bank, have been working through resetting loan and deposit rates, along with customers updating and changing their banking accounts and activity.
“Just as diversification is important within a bank, I believe that a strong, diversified banking system is crucial to the United States economy. Elected officials and banking regulators should take actions that allow community banks to continue to grow and thrive in order to provide local, personal banking services in their communities.
“We believe that we are well positioned for the future. The Company is well capitalized, has diversified customer portfolios, good liquidity, no borrowings, excellent asset quality, and solid earnings. While we understand that there are possible economic challenges ahead with the inflationary environment and possible economic slowdowns, we are confident in our ability to navigate through these challenging times.”
First Quarter 2023 Performance and Operational Highlights
In the first quarter of 2023, the Company had slightly lower deposits and assets, consistent loans, and reduced earnings. Due to the changing interest rate environment and uncertainty in the banking industry, we monitored our liquidity position and deposit activity very closely. We increased our quarterly dividend to $0.08 per common share and implemented the current expected credit loss (“CECL”) methodology. The financial results for the first quarter of 2023 were a result of the conservative and stable culture that we have maintained at our Company.
•As of March 31, 2023, assets were $3.03 billion, a decrease of $52.1 million, or 1.7%, from December 31, 2022. The decrease in assets was mainly due to a $67.6 million decrease in deposits.
•Deposits totaled $2.73 billion as of March 31, 2023, a decrease of $67.6 million, or 2.4%, compared to $2.80 billion as of December 31, 2022. During the first quarter of 2023, in addition to a slight decrease in total deposits, there was also a shift of balances between deposit categories. These changes were a result of the changing interest rate environment impacting customer deposit activity combined with the normal seasonal drawdowns by public entity customers.
•As of March 31, 2023, loans held for investment (“HFI”) were $1.92 billion, consistent with December 31, 2022.
•As of March 31, 2023, total securities were $765.2 million compared to $776.1 million as of December 31, 2022. Securities decreased $10.8 million primarily due to the sale of a portion of a Community Reinvestment Act (“CRA”) mutual fund and principal repayments.
•In the first quarter of 2023, the Company maintained an average of $241.7 million of liquid funds and had various borrowing alternatives, but no borrowings. Also, effective March 12, 2023, Red River Bank could participate in the Federal Reserve Board’s Bank Term Funding Program (“BTFP”), a new liquidity source.
•Net income for the first quarter of 2023 was $9.6 million, which was $593,000, or 5.8%, lower than the prior quarter mainly due to lower net interest income. Net income benefited from having no provision for credit losses expense under the new CECL methodology.
•Net interest income and net interest margin fully tax equivalent (“FTE”) decreased in the first quarter of 2023 compared to the prior quarter. Net interest income for the first quarter of 2023 was $22.9 million compared to $23.7 million for the prior quarter. Net interest margin FTE was 3.13% for the first quarter of 2023 compared to 3.17% for the prior quarter. These decreases were mainly due to the higher interest rate environment resulting in intensified deposit rate pressure and higher deposit costs.
•CECL became effective for Red River Bank on January 1, 2023. The adoption of CECL resulted in a $720,000 adjustment to the allowance for credit losses (“ACL”) and reserve for unfunded commitments. This adjustment was 3.5% of the December 31, 2022 allowance for loan losses (“ALL”). No provision expense was recorded in the first quarter of 2023.
•As of March 31, 2023, nonperforming assets (“NPA(s)”) were $2.4 million, or 0.08% of assets, and the ACL was $20.9 million, or 1.09% of loans HFI.
•We paid a quarterly cash dividend of $0.08 per common share in the first quarter of 2023.
•The 2023 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2023 through December 31, 2023. In the first quarter of 2023, we repurchased 6,795 shares of our common stock at an aggregate cost of $346,000.
•In our Southwest market, we closed one of our banking centers in the first quarter of 2023 and relocated the staff and services to an existing, recently expanded banking center.
Liquidity
As of March 31, 2023, we had sufficient liquid assets available, $1.35 billion in available borrowing capacity, and no outstanding borrowings under any available sources.
Our most liquid assets are cash and cash equivalents, which were $229.2 million as of March 31, 2023, and averaged $241.7 million for the first quarter of 2023.
Our securities available for sale (“AFS”) portfolio is an alternative source for meeting liquidity needs. Securities AFS generate cash flow through principal repayments, calls, and maturities, and can be sold or used as collateral in borrowings. As of March 31, 2023, securities AFS totaled $611.8 million. We project receipt of approximately $100.0 million of principal repayments through December 31, 2023. Certain investments within our securities AFS portfolio are also used to secure public entity deposits, which impacts their liquidity. As of March 31, 2023, $189.0 million, or 30.9% of the securities AFS portfolio, were pledged to secure public entity deposits.
In addition, Federal Home Loan Bank of Dallas (“FHLB”) advances may be used to meet the Bank’s liquidity needs. We currently are classified as having “blanket lien collateral status”, which means that advances can be executed at any time without further collateral requirements. As of March 31, 2023, our borrowing capacity from the FHLB was $876.0 million, net of $15.9 million of letters of credit from the FHLB used as collateral for our public entity deposits. If utilized, a one year advance from the FHLB would carry an interest rate of 5.19% as of April 20, 2023.
Other sources available for meeting liquidity needs include federal funds lines, repurchase agreements, and other lines of credit. We maintain four federal funds lines of credit with commercial banks, which allow us to borrow up to $95.0 million in federal funds at a rate determined by the applicable commercial bank at the time of borrowing. We also maintain an additional $6.0 million revolving line of credit at one of our correspondent banks. As of March 31, 2023, we had total borrowing capacity of $101.0 million through these combined funding sources.
If needed, the BTFP is available to us, which gives us the option to use eligible securities as collateral for a loan of up to one year from the Federal Reserve. As of March 31, 2023, our eligible securities totaled approximately $377.0 million. If utilized, a BTFP loan would have an interest rate of 5.01% as of April 20, 2023.
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the first quarter of 2023 were negatively impacted by intensified deposit rate pressures in the banking industry. The Federal Open Market Committee (“FOMC”) increased the target federal funds rate by 25 basis points (“bp(s)”) in February 2023 and again in March 2023. These increases were in addition to the 425 bp increases in 2022.
Net interest income for the first quarter of 2023 was $22.9 million, which was $765,000, or 3.2%, lower than the fourth quarter of 2022, due to a $1.5 million increase in interest expense, partially offset by a $750,000 increase in interest and dividend income. The increase in interest expense was due to increased deposit rates combined with larger balances in higher cost deposit accounts. In responding to deposit rate competition, we increased the rates on time deposits and money market accounts. The cost of deposits increased 24 bps to 0.71% for the first quarter of 2023 from 0.47% for the prior quarter. The increase in interest and dividend income was primarily due to increases in income on loans and short-term liquid assets. Loan income increased $480,000 due to higher rates on new, renewed, and floating rate loans. The rate on these loans was 6.68% for the first quarter of 2023 compared to 6.25% for the prior quarter. Income on short-term liquid assets increased $217,000 due to the FOMC’s increases to the target federal funds rate.
The net interest margin FTE decreased four bps to 3.13% for the first quarter of 2023, compared to 3.17% for the prior quarter. This decrease was driven primarily by higher deposit rates as a result of the deposit rate pressures. As we increased rates on several of our deposit products, there was a change to the deposit mix due to customers moving deposits from lower yielding accounts to higher yielding accounts. This increased the total cost of deposits by 24 bps, while the rate on time deposits and interest-bearing transaction deposits increased 60 bps and 28 bps, respectively. The higher cost of deposits was partially offset by a 16 bp increase in the yield on loans and an 83 bp increase in the yield on short-term liquid assets, which were driven by the higher interest rate environment.
The current expectation is that the FOMC will continue to raise the target federal funds rate in the second quarter of 2023, and then leave it consistent through December 2023. Our balance sheet is asset sensitive, and interest income on earning assets generally improves in a higher interest rate environment. However, we are experiencing additional pressure on deposit interest rates due to the higher interest rate environment and competition for deposits. As of March 31, 2023, floating rate loans were 13.4% of loans HFI, and floating rate transaction deposits were 4.4% of interest-bearing transaction deposits. Depending on balance sheet activity, deposit rate pressure, and shift of the deposit mix, we expect the net interest margin FTE and net interest income to continue to compress.
Provision for Credit Losses
No provision expense was recorded in the first quarter of 2023. The fourth quarter of 2022 provision for loan losses was $750,000 due to potential economic challenges resulting from the current inflationary environment, changing monetary policy, and loan growth. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.
Noninterest Income
Noninterest income totaled $4.3 million for the first quarter of 2023, a decrease of $279,000, or 6.0%, compared to $4.6 million for the previous quarter. The decrease was mainly due to lower brokerage and mortgage income.
Brokerage income for the first quarter of 2023 was $807,000, a decrease of $206,000, or 20.3%, compared to $1.0 million for the fourth quarter of 2022. The income in the fourth quarter of 2022 benefited from funds invested by new clients during that period. Assets under management were $965.2 million as of March 31, 2023.
Mortgage loan income for the first quarter of 2023 was $275,000, a decrease of $178,000, or 39.3%, compared to $453,000 for the fourth quarter of 2022. This decrease was primarily driven by reduced purchase activity due to higher mortgage interest rates.
Operating Expenses
Operating expenses for the first quarter of 2023 totaled $15.5 million, an increase of $406,000, or 2.7%, compared to $15.1 million for the previous quarter. This increase was mainly due to higher personnel expenses, regulatory assessment expenses, and occupancy and equipment expenses, partially offset by lower data processing expense and other business development expenses.
Personnel expenses totaled $9.0 million for the first quarter of 2023, an increase of $319,000, or 3.7%, from the previous quarter. This increase was due to higher personnel health insurance expenses. As of March 31, 2023 and December 31, 2022, we had 352 and 351 total employees, respectively.
Regulatory assessment expenses totaled $406,000 for the first quarter of 2023, an increase of $129,000, or 46.6%, from the previous quarter. This increase was due to the Federal Deposit Insurance Corporation (“FDIC”) raising the deposit insurance assessment rate two bps, effective January 1, 2023, for all insured depository institutions.
Occupancy and equipment expenses totaled $1.7 million for the first quarter of 2023, an increase of $104,000, or 6.4%, from the previous quarter. This increase was due to $161,000 of nonrecurring expenses related to opening our new operations center building.
Data processing expense totaled $400,000 for the first quarter of 2023, a decrease of $209,000, or 34.3%, from the previous quarter. This decrease was primarily attributable to receipt of a $252,000 periodic refund from our data processing center in the first quarter of 2023.
Other business development expenses totaled $436,000 for the first quarter of 2023, a decrease of $130,000, or 23.0%, from the previous quarter. This decrease was primarily due to the timing of CRA related contributions.
Asset Overview
As of March 31, 2023, assets were $3.03 billion, which was $52.1 million, or 1.7%, lower than $3.08 billion as of December 31, 2022. This decrease was primarily due to a $67.6 million decrease in deposits in the first quarter. During the first quarter of 2023, interest-bearing deposits in other banks decreased $45.8 million, or 19.1%, to $194.7 million and were 6.4% of assets as of March 31, 2023. Total securities decreased $10.8 million, or 1.4%, to $765.2 million in the first quarter, which included liquidating $6.0 million of a CRA mutual fund, and were 25.2% of assets as of March 31, 2023. As of March 31, 2023, loans HFI were $1.92 billion and were consistent with the prior quarter. The loans HFI to deposits ratio was 70.36% as of March 31, 2023, compared to 68.46% as of December 31, 2022.
Securities
Total securities as of March 31, 2023, were $765.2 million, a decrease of $10.8 million, or 1.4%, from December 31, 2022. Securities decreased primarily due to the sale of a portion of a CRA mutual fund and principal repayments.

The estimated fair value of securities AFS totaled $611.8 million, net of $71.2 million of unrealized loss as of March 31, 2023, compared to $614.4 million, net of $74.1 million of unrealized loss as of December 31, 2022. As of March 31, 2023, the amortized cost of securities held-to-maturity (“HTM”) totaled $149.4 million compared to $151.7 million as of December 31, 2022. As of March 31, 2023, securities HTM had an unrealized loss of $19.9 million compared to $19.3 million as of December 31, 2022.
As of March 31, 2023, equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $4.0 million compared to $10.0 million as of December 31, 2022. In March, we sold $6.0 million of the CRA mutual fund.
Loans
Loans HFI as of March 31, 2023, totaled $1.92 billion, consistent with December 31, 2022. In the first quarter of 2023, new loan originations were offset by payments and paydowns.

Loans HFI by Category
	March 31, 2023		December 31, 2022
(dollars in thousands)	Amount	Percent	Amount	Percent
Real estate:
Commercial real estate	$805,160	41.9%	$794,723	41.5%
One-to-four family residential	550,542	28.7%	543,511	28.4%
Construction and development	145,967	7.6%	157,364	8.2%
Commercial and industrial	315,738	16.4%	310,053	16.2%
SBA PPP, net of deferred income	14	—%	14	—%
Tax-exempt	76,825	4.0%	83,166	4.3%
Consumer	27,604	1.4%	27,436	1.4%
Total loans HFI	$1,921,850	100.0%	$1,916,267	100.0%
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of March 31, 2023, total health care loans were 8.4% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 4.2% of loans HFI, and loans to physician and dental practices were 4.1% of loans HFI. The average health care loan size was $332,000 as of March 31, 2023.
On March 5, 2021, it was announced that certain U.S. Dollar London Interbank Offered Rate (“LIBOR”) rates would cease to be published after June 30, 2023. As of March 31, 2023, 1.4% of our loans HFI were LIBOR-based with a setting that expires June 30, 2023. Alternative rate language is present in each credit agreement with a LIBOR-based rate. We do not anticipate any issues with transitioning each loan to a non-LIBOR-based rate.
Asset Quality and Allowance for Credit Losses
NPAs totaled $2.4 million as of March 31, 2023 and December 31, 2022. The ratio of NPAs to assets was 0.08% as of March 31, 2023 and December 31, 2022.
Effective January 1, 2023, the Company adopted the CECL methodology for estimating credit losses. This resulted in a $278,000 increase to the ACL and established a $442,000 reserve for unfunded commitments, yielding a combined 3.5% increase to the December 31, 2022 allowance for loan losses. This one-time cumulative adjustment resulted in a $569,000, net of tax, decrease to stockholders’ equity.
As of March 31, 2023, the ACL was $20.9 million, and the ratio of ACL to loans HFI was 1.09%. As of December 31, 2022, the ratio of ALL to loans HFI was 1.08%. The net charge-offs to average loans ratio was 0.00% for the first quarter of 2023 and fourth quarter of 2022.

Deposits
As of March 31, 2023, deposits were $2.73 billion, a decrease of $67.6 million, or 2.4%, compared to December 31, 2022. Average deposits for the first quarter of 2023 were $2.75 billion, a decrease of $19.8 million, or 0.7%, from the prior quarter. The following tables provide details on our deposit portfolio:

Deposits by Account Type
	March 31, 2023		December 31, 2022		Change from December 31, 2022 to March 31, 2023
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$1,060,042	38.8%	$1,090,539	39.0%	$(30,497)	(2.8)%
Interest-bearing deposits:
Interest-bearing demand deposits	97,196	3.5%	89,144	3.2%	8,052	9.0%
NOW accounts	440,224	16.1%	503,308	18.0%	(63,084)	(12.5)%
Money market accounts	542,573	19.9%	578,161	20.6%	(35,588)	(6.2)%
Savings accounts	190,119	7.0%	195,479	7.0%	(5,360)	(2.7)%
Time deposits less than or equal to $250,000	278,937	10.2%	250,875	8.9%	28,062	11.2%
Time deposits greater than $250,000	122,294	4.5%	91,430	3.3%	30,864	33.8%
Total interest-bearing deposits	1,671,343	61.2%	1,708,397	61.0%	(37,054)	(2.2)%
Total deposits	$2,731,385	100.0%	$2,798,936	100.0%	$(67,551)	(2.4)%

Deposits by Customer Type
	March 31, 2023		December 31, 2022		Change from December 31, 2022 to March 31, 2023
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,313,245	48.1%	$1,341,312	47.9%	$(28,067)	(2.1)%
Commercial	1,203,490	44.0%	1,231,949	44.0%	(28,459)	(2.3)%
Public	214,650	7.9%	225,675	8.1%	(11,025)	(4.9)%
Total deposits	$2,731,385	100.0%	$2,798,936	100.0%	$(67,551)	(2.4)%
Deposits decreased in the first quarter of 2023 as a result of the changing interest rate environment impacting customer deposit movement and activity, combined with normal seasonal drawdowns by public entity customers. Also during the first quarter of 2023, there was a deposit mix shift between deposit categories as customers moved funds from lower yielding categories to higher yielding categories.
Red River Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of March 31, 2023, the average deposit account size was approximately $29,000.
In 2022, we implemented the IntraFi Network Insured Cash Sweep (“ICS”) and related reciprocal balance programs for qualified commercial customers. The ICS program provides our customers a demand deposit sweep account that has a competitive interest rate as well as full FDIC insurance coverage. As of March 31, 2023, we had $96.9 million swept off our balance sheet. The related reciprocal program brings deposit balances back on to our balance sheet as interest-bearing demand deposit accounts. As of March 31, 2023, we had $97.2 million of interest-bearing demand deposit accounts.
As of March 31, 2023, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $871.6 million, or 31.9% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of March 31, 2023, our estimated uninsured deposits, excluding collateralized public deposits, were approximately $698.0 million, or 25.6% of total deposits. Our cash and cash equivalents of $229.2 million combined with our available borrowing capacity of $1.35 billion equaled 181.6% of our estimated uninsured deposits and 226.8% of our estimated uninsured deposits, excluding collateralized public deposits.
Stockholders’ Equity
Total stockholders’ equity as of March 31, 2023, was $276.6 million compared to $265.8 million as of December 31, 2022. The $10.9 million, or 4.1%, increase in stockholders’ equity was attributed to $9.6 million of net income for the three months ended March 31, 2023, a $2.6 million, net of tax, decrease to accumulated other comprehensive loss related to securities, and $153,000 of stock compensation, partially offset by $574,000 in cash dividends, a $569,000, net of tax, adjustment to retained earnings due to the adoption of CECL, and the repurchase of 6,795 shares of common stock for $346,000. We paid a quarterly cash dividend of $0.08 per share on March 23, 2023.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the SEC’s rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 27 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Net Income	$9,598	$10,191	$7,392

Per Common Share Data:
Earnings per share, basic	$1.34	$1.42	$1.03
Earnings per share, diluted	$1.33	$1.42	$1.03
Book value per share	$38.54	$36.99	$36.91
Tangible book value per share(1)	$38.33	$36.78	$36.69
Realized book value per share(1)	$48.09	$46.90	$43.02
Cash dividends per share	$0.08	$0.07	$0.07
Shares outstanding	7,177,650	7,183,915	7,176,365
Weighted average shares outstanding, basic	7,182,782	7,183,915	7,179,624
Weighted average shares outstanding, diluted	7,196,354	7,199,247	7,198,616

Summary Performance Ratios:
Return on average assets	1.28%	1.33%	0.93%
Return on average equity	14.33%	16.34%	10.27%
Net interest margin	3.07%	3.11%	2.41%
Net interest margin FTE	3.13%	3.17%	2.46%
Efficiency ratio	56.84%	54.76%	60.80%
Loans HFI to deposits ratio	70.36%	68.46%	59.47%
Noninterest-bearing deposits to deposits ratio	38.81%	38.96%	40.34%
Noninterest income to average assets	0.58%	0.60%	0.56%
Operating expense to average assets	2.06%	1.97%	1.77%

Summary Credit Quality Ratios:
Nonperforming assets to assets	0.08%	0.08%	0.03%
Nonperforming loans to loans HFI	0.12%	0.12%	0.02%
Allowance for credit losses to loans HFI	1.09%	1.08%	1.11%
Net charge-offs to average loans	0.00%	0.00%	0.00%

Capital Ratios:
Stockholders’ equity to assets	9.13%	8.62%	8.25%
Tangible common equity to tangible assets(1)	9.08%	8.57%	8.20%
Total risk-based capital to risk-weighted assets	17.89%	17.39%	17.28%
Tier 1 risk-based capital to risk-weighted assets	16.85%	16.38%	16.26%
Common equity Tier 1 capital to risk-weighted assets	16.85%	16.38%	16.26%
Tier 1 risk-based capital to average assets	11.02%	10.71%	9.51%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
ASSETS
Cash and due from banks	$34,491	$37,824	$39,465	$39,339	$40,137
Interest-bearing deposits in other banks	194,727	240,568	261,608	317,061	506,982
Securities available-for-sale, at fair value	611,794	614,407	609,748	651,125	810,804
Securities held-to-maturity, at amortized cost	149,417	151,683	154,736	159,562	—
Equity securities, at fair value	4,010	9,979	—	—	7,481
Nonmarketable equity securities	3,506	3,478	3,460	3,452	3,451
Loans held for sale	2,046	518	1,536	4,524	6,641
Loans held for investment	1,921,850	1,916,267	1,879,669	1,841,585	1,741,026
Allowance for credit losses	(20,854)	(20,628)	(19,953)	(19,395)	(19,244)
Premises and equipment, net	55,065	54,383	52,820	52,172	50,605
Accrued interest receivable	8,397	8,830	7,782	7,356	6,654
Bank-owned life insurance	28,954	28,775	28,594	28,413	28,233
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,011	4,137	4,262	4,385	4,506
Other assets	31,622	30,919	34,405	29,988	23,638
Total Assets	$3,030,582	$3,082,686	$3,059,678	$3,121,113	$3,212,460

LIABILITIES
Noninterest-bearing deposits	$1,060,042	$1,090,539	$1,172,157	$1,181,781	$1,181,136
Interest-bearing deposits	1,671,343	1,708,397	1,624,337	1,668,414	1,746,592
Total Deposits	2,731,385	2,798,936	2,796,494	2,850,195	2,927,728
Accrued interest payable	2,433	1,563	1,194	1,176	1,329
Lease liabilities	4,136	4,258	4,377	4,494	4,610
Accrued expenses and other liabilities	15,988	12,176	14,200	11,652	13,919
Total Liabilities	2,753,942	2,816,933	2,816,265	2,867,517	2,947,586
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	59,788	60,050	60,050	60,050	60,050
Additional paid-in capital	2,157	2,088	2,014	1,940	1,877
Retained earnings	283,236	274,781	265,093	255,410	246,766
Accumulated other comprehensive income (loss)	(68,541)	(71,166)	(83,744)	(63,804)	(43,819)
Total Stockholders’ Equity	276,640	265,753	243,413	253,596	264,874
Total Liabilities and Stockholders’ Equity	$3,030,582	$3,082,686	$3,059,678	$3,121,113	$3,212,460

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended
(in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$21,764	$21,284	$16,770
Interest on securities	3,567	3,524	2,962
Interest on federal funds sold	635	634	25
Interest on deposits in other banks	1,738	1,522	251
Dividends on stock	28	18	1
Total Interest and Dividend Income	27,732	26,982	20,009
INTEREST EXPENSE
Interest on deposits	4,823	3,308	1,281
Total Interest Expense	4,823	3,308	1,281
Net Interest Income	22,909	23,674	18,728
Provision for credit losses	—	750	150
Net Interest Income After Provision for Credit Losses	22,909	22,924	18,578
NONINTEREST INCOME
Service charges on deposit accounts	1,393	1,359	1,308
Debit card income, net	934	972	936
Mortgage loan income	275	453	1,127
Brokerage income	807	1,013	775
Loan and deposit income	477	440	371
Bank-owned life insurance income	179	180	172
Gain (Loss) on equity securities	31	(21)	(365)
Gain (Loss) on sale and call of securities	—	—	39
SBIC income	180	162	20
Other income (loss)	64	61	19
Total Noninterest Income	4,340	4,619	4,402
OPERATING EXPENSES
Personnel expenses	9,000	8,681	8,452
Occupancy and equipment expenses	1,717	1,613	1,492
Technology expenses	748	645	771
Advertising	281	293	219
Other business development expenses	436	566	303
Data processing expense	400	609	316
Other taxes	686	781	636
Loan and deposit expenses	205	180	130
Legal and professional expenses	516	550	418
Regulatory assessment expenses	406	277	250
Other operating expenses	1,093	887	1,075
Total Operating Expenses	15,488	15,082	14,062
Income Before Income Tax Expense	11,761	12,461	8,918
Income tax expense	2,163	2,270	1,526
Net Income	$9,598	$10,191	$7,392

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	March 31, 2023			December 31, 2022
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,918,336	$21,764	4.54%	$1,904,592	$21,284	4.38%
Securities - taxable	641,237	2,533	1.59%	642,121	2,495	1.55%
Securities - tax-exempt	205,512	1,034	2.01%	206,141	1,029	2.00%
Federal funds sold	55,411	635	4.58%	66,044	634	3.75%
Interest-bearing deposits in other banks	153,667	1,738	4.53%	161,558	1,522	3.69%
Nonmarketable equity securities	3,478	28	3.24%	3,460	18	2.08%
Total interest-earning assets	2,977,641	$27,732	3.73%	2,983,916	$26,982	3.55%
Allowance for credit losses	(20,885)			(20,255)
Noninterest-earning assets	89,031			78,047
Total assets	$3,045,787			$3,041,708
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,326,547	$3,029	0.93%	$1,292,313	$2,131	0.65%
Time deposits	366,214	1,794	1.99%	335,424	1,177	1.39%
Total interest-bearing deposits	1,692,761	4,823	1.16%	1,627,737	3,308	0.81%
Other borrowings	1	—	5.08%	—	—	—%
Total interest-bearing liabilities	1,692,762	$4,823	1.16%	1,627,737	$3,308	0.81%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,061,135			1,145,920
Accrued interest and other liabilities	20,219			20,686
Total noninterest-bearing liabilities	1,081,354			1,166,606
Stockholders’ equity	271,671			247,365
Total liabilities and stockholders’ equity	$3,045,787			$3,041,708
Net interest income		$22,909			$23,674
Net interest spread			2.57%			2.74%
Net interest margin			3.07%			3.11%
Net interest margin FTE(3)			3.13%			3.17%
Cost of deposits			0.71%			0.47%
Cost of funds			0.66%			0.44%
(1)Includes average outstanding balances of loans held for sale of $1.3 million and $2.3 million for the three months ended March 31, 2023 and December 31, 2022, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Tangible common equity
Total stockholders’ equity	$276,640	$265,753	$264,874
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$275,094	$264,207	$263,328
Realized common equity
Total stockholders’ equity	$276,640	$265,753	$264,874
Adjustments:
Accumulated other comprehensive (income) loss	68,541	71,166	43,819
Total realized common equity (non-GAAP)	$345,181	$336,919	$308,693
Common shares outstanding	7,177,650	7,183,915	7,176,365
Book value per share	$38.54	$36.99	$36.91
Tangible book value per share (non-GAAP)	$38.33	$36.78	$36.69
Realized book value per share (non-GAAP)	$48.09	$46.90	$43.02

Tangible assets
Total assets	$3,030,582	$3,082,686	$3,212,460
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,029,036	$3,081,140	$3,210,914
Total stockholders’ equity to assets	9.13%	8.62%	8.25%
Tangible common equity to tangible assets (non-GAAP)	9.08%	8.57%	8.20%